EXHIBIT 10.49
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into as of July 1, 2026, by and between USBC, Inc. (the “Consultant”) and Hard Yaka Ventures Management Co, LLC (“HYVM Co”).
WHEREAS, HYVM Co wishes to retain the Consultant to provide certain consulting services to HYVM Co, and the Consultant is willing to provide such services on the terms set forth below.
WHEREAS, in operating its business and supporting the Services, the Consultant incurs third-party vendor, professional, consultant and other non-payroll operating expenses, and HYVM Co wishes to reimburse the Consultant for those expenses subject to the terms and limits of this Agreement;
WHEREAS, the parties acknowledge common ownership or control relationships between them and therefore intend to document this related-party arrangement in writing while maintaining their separate legal existence and accounting records;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1 Services. HYVM Co, hereby agrees that, during the Term (as defined in Section 4 below), it will reimburse the Consultant for certain costs related to the the Consultant’s business operations, including but not limited to:
(a) Improvements to the operations, financial performance, product development through domestic and international vendors and consultants of the Consultant (excluding payroll);
(b) Expansion of the Company’s product and service offerings, including its financial technology, payments, digital assets, strategic partnership and product development expenses; and
(c) Review and analysis of Company’s competitors, industry peers, strategic partnerships, and relevant market developments.
The Consultant shall provide the Services by and through persons and vendors from time to time selected by the Consultant in its sole discretion. The Consultant shall devote such time and effort to the performance of the Services contemplated hereby as the Consultant deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Consultant on a weekly, monthly, annual or other basis.
Section 2 Independence and Related-Party Status. The Consultant acts as an independent contractor. This Agreement does not create a partnership, agency, joint venture, fiduciary or employment relationship, and neither party may bind the other or transact for the other’s account. The parties acknowledge common ownership or control relationships between them. Those relationships do not merge the parties, alter their separate legal existence or eliminate the need for separate books, records, approvals and payment support.
This Agreement together with each reimbursement contemplated by it constitutes a related-party arrangement and is subject to the Consultant’s applicable related-party transaction policies, approval by the disinterested members of the Board of Directors or an authorized committee to the extent required, and all applicable disclosure, reporting and recordkeeping requirements. A person with a material interest in the arrangement shall not approve it on behalf of the Consultant except as permitted by applicable law and company policy. Nothing in this Agreement constitutes a determination that the parties are or are not affiliates or related parties under any particular law, accounting standard or securities-exchange rule.

Section 3 Reimbursement Obligation. During the Term, HYVM Co, shall reimburse the Consultant for all actual, documented and reasonable non-payroll operating expenses incurred in connection with the Company’s business and the Services and designated in one or more Statements of Work to the Agreement (the “Reimbursable Expenses”). Reimbursable Expenses include third-party vendor invoices, technology and product-development costs, software and infrastructure costs, professional and legal fees, regulatory and compliance costs, and fees and expenses of domestic and international consultants.
Section 4 Term. This Agreement will continue in full force and effect until terminated for any reason by either HYVM Co or the Consultant upon at least thirty (30) days’ prior written notice.
Section 5 Standard of Care. HYVM Co acknowledges that the Consultant makes no representations or guarantees as to the actual results of use of the Services by HYVM Co. The Consultant shall use its commercially reasonable efforts to ensure that the Services under this Agreement are of acceptable quality. In performing Services for HYVM Co, the Consultant will use the same systems and procedures and exercise the same standard of care as it uses or exercises when performing the same or similar services for itself or its affiliates or other third parties. The use of such systems and procedures and the exercise of such standard of care shall in all cases constitute a proper standard of care by the Consultant and shall be accepted by the HYVM Co as due and proper performance under this Agreement. Without limiting the foregoing, the Consultant shall not be liable to the HYVM Co except for any loss, damage or expense that is the proximate result of the Consultant’s own bad faith, willful misconduct or gross negligence.
Section 6 Confidential Information and Restricted Use. HYVM Co acknowledges that during the term of its engagement it may be provided with and have access to certain confidential information of the Consultant, including information that the Consultant deems confidential and proprietary to their respective operations, strategic plans, regulatory condition, employees and customers (collectively, the “Information”). HYVM Co acknowledges that the Consultant has a legal and fiduciary responsibility to its shareholders, employees and customers to keep the Information confidential and proprietary. HYVM Co hereby agrees to hold and treat as confidential, and not to communicate or divulge to, or use for its benefit or the benefit of any other person or entity, any of the Information, except as specifically contemplated by the Consultant’s engagement with the Company and then only as necessary in connection with such engagement. HYVM Co will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care and no less than is required by law, including applicable banking regulations. HYVM specifically agrees not to use or disclose any “non-public personal information” about the Consultant’s employees or customers in any manner prohibited by any applicable federal or state law, including, without limitation, Title V of the Gramm Leach Bliley Act or the regulations or guidance issued thereunder. HYVM Co may, however, disclose Information to the extent required by law or legal process, provided that: (a) HYVM Co gives the Consultant prompt notice, if legally permissible, so that the Consultant may seek a protective order; (b) the Consultant reasonably cooperates with HYVM Co in seeking such protective order; and (c) all Information shall remain subject to the terms of this Agreement in the event of such disclosure to the extent possible. If HYVM Co becomes aware of a violation of the confidentiality obligations set forth in this Agreement or is otherwise required by applicable law to notify the Consultant of any violation of such confidentiality obligations, it shall promptly notify the Consultant of such violation and shall specify the nature of the violation. HYVM Co agrees not to make copies of any of the Information other than as required to satisfy the obligations of its engagement. HYVM Co agrees to return all copies of the Information to the Consultant and to destroy all notes, reports and other materials prepared by HYVM Co upon the conclusion or termination of its engagement or at any other time requested by the Consultant.
Section 7 Information Security. The Consultant agrees to maintain administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the

Information. The Consultant guarantees that it has in place or will implement security measures designed to prevent unauthorized access to, or use of, the Information. The Consultant agrees to develop and maintain a process to immediately notify and fully disclose to the Company any breach in security resulting in any unauthorized access to, or use of, the Information, including notification to the Company as soon as possible of any such incident and the corrective actions taken by the Consultant in response to the incident. The Consultant shall use commercially reasonable efforts to determine the cause and extent of the incident and shall report its findings to the Company as soon as practicable.
Section 8 Assignment. Neither party has the right to assign this Agreement without the prior written consent of the other party.
Section 9 Amendments and Waivers. This Agreement may be amended, modified or supplemented, and waivers of the provisions hereof may be given, provided that the same are in writing and signed by the parties hereto. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.
Section 10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
Section 11 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.
Section 12 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:
If to the Consultant to:
USBC, Inc.
300 E. 2nd Street, 15th Floor
Reno, Nevada 89501
Email: [***]
Attention: Greg Kidd, Chairman and Chief Executive Officer
If to HYVM Co to:
Hard Yaka Ventures Management Co, LLC
P.O. Box 1186
Crystal Bay, Nevada 89402
Email: [***]
Attention: Jun Hiraga, Chief Operating Officer

Section 13 Severability. If in any proceedings a court refuses to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.
Section 14 Equitable Remedies. Each party hereto acknowledges that the other party hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such party specific performance by the breaching party of its obligations under this Agreement. If any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorney’s fees and expenses.
Section 15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.
COMPANY:
USBC, Inc.
By: /s/ Robert Gregory Kidd
Name: Robert Gregory Kidd
Title: Chairman and Chief Executive Officer

CONSULTANT:
Hard Yaka Ventures Management Co, LLC
By: /s/ Jun Hiraga
Name: Jun Hiraga
Title: Chief Operating Officer